Exhibit 23.1

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement of BIO-key International, Inc. (the “Company”) on Form S-1 of our report dated June 5, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023 appearing in the Annual Report on Form 10-K of BIO-Key International, Inc. for the year ended December 31, 2023. Our audit did include the retrospective adjustments of the reverse stock split, effective December 21, 2023.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

October 11, 2024

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 l www.bushandassociatescpas.com